Exhibit 99.1

Mesa-Royalty-Trust

Mesa Royalty Trust Announces Trust Income for June 2007

MESA ROYALTY TRUST

The Bank of New York Trust Company, N.A., Trustee

NEWS
RELEASE

FOR IMMEDIATE RELEASE

AUSTIN, TEXAS June 20, 2007 — Mesa Royalty Trust (NYSE symbol-MTR) announced the Trust income distribution for the month of June 2007. Unitholders of record on June 29, 2007 will receive distributions amounting to $938,706 or $0.503708208 per unit payable on July 31, 2007. The Trust received $457,293 and $50,820 from the New Mexico and Colorado portions of the San Juan Basin Properties, respectively. Royalty income from the Hugoton Properties totaled $435,445.

As previously announced, Pioneer Natural Resources USA, Inc. (“Pioneer USA”) reached an agreement to settle claims made in the lawsuit John Steven Alford and Robert Larrabee, individually and on behalf of a Plaintiff Class v. Pioneer Natural Resources USA, Inc.  The plaintiffs in the lawsuit are royalty owners in oil and gas properties located in the Hugoton field, which are owned by Pioneer USA, a subsidiary of Pioneer Natural Resources Company (“Pioneer”).  The plaintiffs sued a predecessor company to Pioneer USA asserting various claims relating to alleged improper deductions in the calculation of royalties. Under the terms of the agreement, Pioneer USA has made and will make cash payments to settle the plaintiffs’ claims with respect to production occurring on and before December 31, 2005.  Pioneer USA also agreed to adjust the manner in which royalty payments to the class members will be calculated for production occurring on and after January 1, 2006.

The extent of future distributions from the properties in which the Trust has an interest will continue to be dependent on normal factors associated with oil and gas operations such as oil and gas production levels, prices and associated cost, accruals for future abandonment costs, timing and extent of capital expenditures, as well as a recoupment, by Pioneer USA, of approximately $0.9 million payable on September 30, 2007 in connection with certain litigation.

Contact:	Mesa Royalty Trust
The Bank of New York Trust Company, N.A., as Trustee
Mike Ulrich
1(800) 852-1422

www.businesswire.com/cnn/mtr.htm

919 Congress Avenue, Austin, TX 78701